THE WRIGHT MANAGED BOND TRUST

                            ADMINISTRATION AGREEMENT

         AGREEMENT originally made this 21st day of December, 1987, by and between THE WRIGHT MANAGED BOND TRUST, a Massachusetts business trust (the "Trust"), and EATON VANCE MANAGEMENT, INC., a Massachusetts corporation, and re-executed this 1st day of November, 1990, by and between the Trust and Eaton Vance Management, a Massachusetts business trust (the "Administrator") which is the successor to Eaton Vance Management, Inc. in a transaction qualifying under Rule 2a-6 under the Investment Company Act of 1940:

         1. Duties of the Administrator. The Trust hereby employs the Administrator to administer the affairs of the Trust, subject to the supervision of the Trustees of the Trust for the period and on the terms set forth in this Agreement. The Administrator shall perform these duties with respect to any and all series of shares ("Funds") which may be established by the Trustees pursuant to the Declaration of Trust of the Trust. Funds may be terminated and additional Funds established from time to time by action of the Trustees of the Trust.

         The Administrator hereby accepts such employment, and agrees to administer the Trust's business affairs and, in connection therewith, to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for administering the affairs of the Trust, and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Administrator's organization and all personnel of the Administrator performing management and administrative services for the Trust. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         2. Compensation of the Administrator. For the services, payments and facilities to be furnished hereunder by the Administrator, the Trust shall pay to the Administrator on the last day of each month a fee equal to a percentage of the average daily net assets of each Fund of the Trust throughout the month, computed in accordance with the Declaration of Trust of the Trust and any applicable votes of the Trustees of the Trust, as shown in the following table.


                                                        Monthly Administration Fee Rates

                                    Under            $100 Million               $250 Million        Over
                                    $100             to                         to                  $500
                                    Million          $250 Million               $500 Million        Million
                                    -------          ------------               ------------        -------

Wright Government
  Obligations Fund (WG              1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%
Wright Insured Tax Free
  Bond Fund (WTFB)                  1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%
Wright Near Term
  Bond Fund (WNTB)                  1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%
Wright Total Return
  Bond Fund (WTRB)                  1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%
Wright Tax Free
  Income Fund (WTFI)                1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%
Wright Current
  Income Fund (WCIF)                1/120 of 1%      1/300 of 1%                1/400 of 1%         1/600 of 1%




         In case of initiation or termination of the Agreement during any month with respect to any Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets for the business days it is so in effect for that month.

         The Administrator may, from time to time, waive all or a part of the above compensation.


         3. Allocation of Charges and Expenses. It is understood that the Trust will pay all its expenses other than those expressly stated to be payable by the Administrator hereunder, which expenses payable by the Trust shall include, without implied limitation, (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the purchase or sale of securities, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Trust and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's principal underwriter, if any, as a broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds and securities, keeping of books and accounts and determination of net asset value),
(xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation of and any expenses of Trustees of the Trust, (xviii) all payments to be made and expenses to be assumed by the Trust pursuant to any one or more distribution plans adopted by the Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, (xix) the investment advisory fee payable to the Trust's investment adviser, and (xx) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

         4. Other Interests. It is understood that Trustees, officers and shareholders of the Trust are or may be or become interested in the Administrator as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and that the Administrator or its subsidiaries or affiliates may enter into advisory, management or administration agreements or other contracts or relationship with such other companies or entities.

         5. Limitation of Liability of the Administrator. The services of the Administrator to the Trust are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the purchase, holding or sale of any security or other instrument, including options and futures contracts.

         6. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect as to each Fund to and including February 28, 1991* and shall continue in full force and effect as to each Fund indefinitely thereafter, but only so long as such continuance after February 28, 1991* is specifically approved at least annually by the Trustees of the Trust.

         Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement as to any Fund, without the payment of any penalty, by action of the Trustees of the Trust or the trustees of the Administrator, as the case may be, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement as to any Fund by vote of a majority of the outstanding voting securities of that Fund. This Agreement shall terminate automatically in the event of its assignment.

         7. Amendments of the Agreement. This Agreement may be amended as to any Fund by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved by the vote of a majority of those Trustees of the Trust.

         8. Limitation of Liability. The Administrator expressly acknowledges the provision in the Declaration of Trust of the Trust (Article XIV, Section 2) limiting the personal liability of shareholders of the Trust, and the Administrator hereby agrees that it shall have recourse to the Trust for payment of claims or obligations as between the Trust and the Administrator arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Trust.

         9. Certain Definitions. The terms "assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities of that Fund" shall mean the vote of the lesser of
(a) 67 per centum or more of the shares of the particular Fund present or represented by proxy at the meeting of the holders of more than 50 per centum of the outstanding shares of the particular Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the particular Fund.

--------
*As most recently continued in effect by the vote of the Board of Trustees of the Trust and by vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance Management, Inc. (the Administrator's predecessor) and the Trust.

         10. This Agreement, originally executed on December 21, 1987, has been re-executed by the Administrator and the Trust of November 1, 1990.



THE WRIGHT MANAGED                             EATON VANCE MANAGEMENT
  BOND TRUST


By:/s/ Peter M. Donovan                        By:/s/ Benjamin A. Rowland, Jr.
   --------------------                           ----------------------------
       President                                      Vice President,
                                                      and not individually